EXIBIT 99.1

Summary of DTE Gas’s Rate Case Filing U-18999

DTE Gas Company (DTE Gas) filed a general rate case on November 22, 2017 with the MPSC. This document provides additional information relative to DTE Gas’s filing. The full filing will be available on the MPSC’s website (http://efile.mpsc.state.mi.us/efile/) under case number U-18999.
Consistent with Michigan’s Public Act 341, DTE Gas anticipates an MPSC order by late September 2018, allowing new rates to be implemented October 1, 2018. DTE Gas looks forward to working through the elements of the filing with the MPSC Staff and other stakeholders.
Highlights of DTE Gas’s Rate Filing

•	DTE Gas’s rate case filing is based on a fully projected test year on October 1, 2018 ending September 30, 2019. The projected average rate base for the test year is $4.3 billion.

•	DTE Gas’s rate case filing seeks a return on equity of 10.5% (40 bps increase from its current authorized rate); 52% equity and 48% debt.

•	DTE Gas’s rate case filing seeks to accelerate the replacement of aging cast-iron and unprotected steel main (IRM1) from a 25 to a 15-year pace.

•	The table below shows the major components of DTE Gas’s rate filing.

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1 Infrastructure recovery mechanism

Item	Amount ($ millions)	Description
Return on and of Plant	$74	Increase in rate base of approximately $600 million; primarily distribution (including IRM capital through 2018) and compression related to NEXUS in-service in Q3 2018
O&M	31
Driven by inflation, incentive compensation and increased pipeline integrity work to meet Pipeline and Hazardous Materials Safety Administration (PHMSA) requirements, partially offset by lower uncollectible expenses

Sales Revenue and Other	(20)	Related to NEXUS in-service
Total Request	$85

•	Base Rates/Infrastructure Recovery Mechanism
DTE Gas seeks to accelerate the replacement of aging cast-iron and unprotected steel main from a 25 to a 15-year pace to provide both safe, reliable and cost effective service to its customers, and efficient system operation.
$28 million of the $85 million revenue requirement is related to incorporating IRM capital investments made through 2018 into base rates (currently recovered through a separate surcharge). This surcharge will end when new base rates are established. Therefore, the revenue requirement of $85 million will only result in a net effective rate increase to customers of $57 million. The rate proceeding also includes a proposed new IRM surcharge that will begin in 2019.

•	Gas Sales Forecast
Energy Waste Reduction (formerly Energy Optimization) efforts and a slightly higher Btu content of natural gas is driving down average residential consumption, resulting in lower sales volumes over which to collect the cost to serve customers. Average annual residential consumption is projected to decrease by 2 Mcf (approximately 2%) from 2017 levels of 93 Mcf to 91 Mcf in 2019.

•	Impact to Customer Bills
With continued decreases in the cost of natural gas and lower usage due to energy waste reduction programs, the average annual bill for a typical residential customer will increase approximately $1 per month in October 2018.

For further information, please contact Barbara Tuckfield at 313.235.1018 or John Dermody at 313.235.8750